2026/2027: LEATT® GENERAL DISTRIBUTOR TERMS AND CONDITIONS

1. Appointment of Distributor and Agreement to these Terms and Conditions:

1.1 By placing an order with Leatt in terms of clause 4.1.1 of these Terms and Conditions, the Purchaser shall become an official distributor of Leatt (further referred to herein as "Distributor").

1.2 The Distributor hereby acknowledges that they have read, understood, and agree to be bound by these Terms and Conditions.

1.3 These Terms and Conditions shall be found on the following link:

https://www.dropbox.com/scl/fo/fonril4r846y1y2q6ecyc/ALzXfmrM2ZKeCQ0nQ_clP_o?rlkey=katx717rjaid9 3bc6uyfc8q3h&st=w2a702x5&dl=0

1.4 The Distributor may make a backup copy or print these Terms and Conditions, provided that it is not modified.

2. Definitions

2.1 "Confidential Information" shall mean all information now existing or hereafter created or developed and disclosed by Leatt to the Distributor, including, without limitation: all product plans, product concepts, product testing results, CAD drawings/files, technical information, ideas, know-how, testing methodology, technology, material properties, supplier details, supplier terms, raw materials, product data packs, manufacturing methodology, payment terms, shipping terms, supplier arrangements, supplier information, supplier agreements, client information, Intellectual Property, sales strategies, marketing plans, videos, photos, data files, sponsorship plans, social media information, social media strategies, sponsorship terms, sponsors, product lists, financial information, financial budgets, trade secrets, marketing, and any work in progress, and such further information not readily accessible by Leatt's competitors.

2.2 "Distributor" shall mean a distributor appointed in terms of these Terms and Conditions, its officers, directors, shareholders, employees, agents, and representatives.

2.3 "End User" shall mean any consumer or third party to whom the Distributor markets or sells Leatt Products under this Agreement.

2.4 "Days" shall mean calendar days unless otherwise stated as working days.

2.5 "Intellectual Property" means and refers to all intellectual property rights recognized under any laws or international conventions or agreements, and in any country or jurisdiction in the world, whether registered or unregistered, including without limitation patents, patent applications, trademarks, trademark applications, and trademark registrations, service marks, service mark applications and registrations, domain names, domain name applications and registrations, trade dress, logos, designs, brands, product, configurations, copyrights, copyright applications and registrations, works of authorship, mask works, know-how, business methods, franchises, licenses , proprietary processes and technology, trade secrets, databases, licenses, software source code and object code, inventions, discoveries, technical advances, and any manual, formula, specification and/or documentation constituting, describing or related to the foregoing, and the goodwill connected to the foregoing.

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2.6 "Leatt" shall mean Leatt Corporation and its officers, directors, shareholders, employees, agents, and representatives.

2.7 "Leatt Products" shall mean all Leatt branded products designed for the Mountain Bike ("MTB"), Adventure Motorcycle ("ADV"), or Motorcycle ("MOTO") markets, and/or any other markets designated by Leatt from time to time.

2.8 "Order" shall mean an order placed with Leatt, by a Distributor, for the purchase and acquisition of Leatt Products;

2.9 "Party" may singularly refer to either Leatt or the Distributor, or they may be collectively referred to as

"Parties."

2.10 "Sales and Stock Report" means a prescribed report summarising the financial transactions and performance metrics related to the sale and stock of Leatt Products by a Distributor during a given calendar month, the prescribed sales report form is available from:

https://www.dropbox.com/scl/fo/fonril4r846y1y2q6ecyc/ALzXfmrM2ZKeCQ0nQ_clP_o?rlkey=katx717rjaid9 3bc6uyfc8q3h&st=w2a702x5&dl=0

2.11 "Brand Guidelines" shall mean Leatt's prevailing brand guidelines found on the following link:

https://www.dropbox.com/scl/fo/4r3xembjrrgoyquftbcr5/AGNjTx0wNc8abEhU8X69x68?rlkey=i6sol41eazd1 vnyxzbjq2u7qa&st=r2psrabg&dl=0

2.12 "Terms and Conditions" shall mean the terms and conditions set out in this document;

2.13 "Territory" shall mean such area (country, jurisdiction, continent, or otherwise) as agreed from time to time in writing between the Parties as being incorporated herein, if permissible by prevailing law, alternatively the area where the Distributor resells the Leatt Products.

2.14 "Trainees" shall mean Distributor employees or dealer employees, or individuals involved in the distribution and/or sale of Leatt Products selected to undergo Leatt product training.

3. Term:

3.1 These Terms and Conditions are effective as of 15 February 2026.

3.2 Leatt reserves the right to change these Terms and Conditions without notice and at any time, and the Distributor is responsible for acquainting themselves with the latest version available.

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3.3 The Terms and Conditions that were applicable on the date when the Distributor placed an Order, will apply to that Order.

3.4 These Terms and Conditions and any of its annexures shall take precedence over any other documents unless otherwise agreed in writing between Leatt and the Distributor.

4. Appointment of Distributor

4.1 For a purchaser of Leatt Products to be considered a Distributor, they must comply with the following requirements:

4.1.1 they must place an Order by the annual prescribed MTB/ ADV/MOTO Order dates, which dates will vary from year to year and shall be communicated by Leatt in writing;

4.1.2 they must attend the annual Distributor conference hosted by Leatt; and

4.1.3 they must complete and submit an updated Sales and Stock Report to Leatt in writing during the first week of each calendar month.

4.2 Should the Distributor fail to fulfill the requirements referred to in clause 4.1.1 or 4.1.2, and without prior written consent of Leatt; and/or fail to fulfill the requirement referred to in clause 4.1.3 more than 3 times during any consecutive 12-month period; they will no longer be regarded as a Distributor for the purposes of these Terms and Conditions, and Leatt shall be entitled to immediately terminate its relationship with the Distributor without further notice.

4.3 Leatt may, from time to time, invite the Distributor to permit its Trainees to undergo Leatt product training. Such training shall be hosted by a third-party service provider appointed by Leatt and shall be carried out via an online platform. Should the Distributor accept the invitation and permit its Trainees to undergo the training, it further agrees to comply with clause 6 of these Terms and Conditions regarding the personal information of such Trainees required for the carrying out of the training. Leatt shall bear the cost of fees payable to the third-party service provider for the training.

4.4 The Distributor shall ensure that all sales and marketing of Leatt Products under this Agreement/ these Terms and Conditions comply with Leatt's Brand Guidelines on the following link:

https://www.dropbox.com/scl/fo/4r3xembjrrgoyquftbcr5/AGNjTx0wNc8abEhU8X69x68?rlkey=i6sol41eazd1v nyxzbjq2u7qa&st=r2psrabg&dl=0

5. Relationship:

5.1 The Distributor is an independent entity and is not an agent, employee, or legal representative of Leatt, nor will it be treated as such for any reason, including for compensation, benefits, or tax purposes.

5.2 The Distributor shall be entitled, during the term of the distributorship created by these Terms and Conditions and any extension thereof, to advertise and hold itself out as an authorised Distributor of Leatt Products.

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5.3 The Distributor is not entitled to:

5.3.1 assume or create any obligation or responsibility on Leatt's behalf, or to bind Leatt in any manner whatsoever; or

5.3.2 to furnish any warranties relating to the Leatt Products without Leatt's express prior written consent;

5.4 The Distributor indemnifies Leatt and holds it harmless from and against all and any losses, liabilities, claims, demands, judgements, damages, fines, suits, actions, costs and expenses which Leatt may endure as a direct or indirect result of the Distributor's failure to comply with the provisions referred to in clause 5.3, including but not limited to consequential damages or loss, howsoever arising.

6. Compliance with Local Laws and Privacy:

6.1 The Distributor agrees and warrants to Leatt, that it will comply with and cause any distribution, or other persons appointed by it, to comply with all applicable laws, rules, regulations, and/or guidelines in the Territory, inter alia relating to (without limitation), the use, storage, handling, transportation, marketing, advertisement, distribution, sale, transfer and/or disposal of Leatt Products as well as with these Terms and Conditions; agrees to keep complete and accurate records with respect to any and all products purchased from Leatt and sold by the Distributor in the Territory; and commits to adhere to the high standards of operation including the standards that may be prescribed by Leatt from time to time.

6.2 The Distributor indemnifies Leatt and holds it harmless from and against all and any losses, liabilities, claims, demands, judgements, damages, fines, suits, actions, costs and expenses which Leatt may endure as a direct or indirect result of the Distributor's failure to comply with, or cause others appointed by it to comply with, the provisions referred to in clause 6.1, including but not limited to consequential damages or loss, howsoever arising.

6.3 The Distributor acknowledges that it is familiar with the various laws in the Territory that address the protection of personal information of individuals, which may apply in respect of the sale of Leatt Products.

6.4 The Distributor acknowledges that its collection, access, use, storage, disposal, and disclosure of individuals' personal information does and will comply with all applicable privacy and data protection laws, as well as all other applicable regulations and directives, including, without limitation, the General Data Protection Regulation (GDPR), Protection of Personal Information Act No. 4 of 2013 and all equivalent legislation. Furthermore, as it relates to the training referred to in clause 4.3, the Distributor undertakes that prior to the first date of each training session, the Distributor will:

a) Provide clear and sufficient information to its Trainees on the purposes for which their personal information will be processed (namely, in order for them to participate in the training); and

b) Communicate clearly to its Trainees that their personal information will be shared with the third-party training provider; and

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c) Obtain consent from all Trainees that will participate in the training, to the sharing of their personal information with the third-party training provider;

d) Each in accordance with applicable privacy and data protection laws.

6.5 Specifically, the Distributor agrees at all times: (a) to maintain policies and procedures to protect personal information and to receive and respond to any privacy complaint or inquiry; (b) to comply with applicable laws and not to use it for any other purpose except with the consent of or direction from the other parties to this Agreement or the individual involved; (c) not to sell or otherwise improperly disclose personal information to any third party; and (d) to employ administrative, physical and technological safeguards to reasonably secure and protect personal information against loss, theft, or unauthorized access, use or modification.

6.6 Additionally, the Distributor agrees to continue to update its practices and procedures to protect such personal information to conform with industry standards.

7. Credit Information:

The Distributor expressly consents to Leatt conducting credit checks, inquiries, and investigations with credit agencies, credit bureaus, and trade references to confirm the Distributor's creditworthiness. The

Distributor specifically authorizes Leatt to share the Distributor's information with such parties for the sole purpose of conducting such checks, inquiries, and investigations.

8. Trademarks:

8.1 The Distributor agrees that nothing in these Terms and Conditions shall give the Distributor any right, title, or interest in or to Leatt's Intellectual Property, other than the right to use Leatt's Intellectual Property in accordance with these Terms and Conditions, and provided that such use is in accordance with Leatt's Brand Guidelines.

8.2 Leatt expressly prohibits any direct or indirect use, reference to, or other employment of its name, trademarks, except as specified in these Terms and Conditions or as expressly authorised by Leatt in writing.

8.3 License for Trademarks: Leatt hereby grants the Distributor a revocable, non-exclusive, non-transferable, and non-sublicensable license to use Leatt's Intellectual Property solely to sell and promote the Leatt

Products.

8.4 The Distributor undertakes to desist from acquiring confusingly similar or identical trademarks or intellectual property of its own, even after termination of this Agreement, be it by registration or use. In particular, the Distributor shall refrain from deriving any rights in the future against Leatt and its Intellectual Property from the usage of Leatt's Intellectual Property.

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8.5 The Distributor agrees not to open or run any website, online shop, or social media account with Leatt in the domain/URL or account name, without Leatt's written consent and a signed Agreement between the Parties.

If the Distributor already reserved/acquired a domain/URL with Leatt in it, the Distributor agrees to hand over/transfer the domain/URL to Leatt at no cost to Leatt. If the Distributor opened a social media account with the name Leatt, the Distributor undertakes to immediately delete the account and provide Leatt with proof of such deletion.

9. Late Payments:

9.1 Invoice payments over 14 days past due shall accrue interest on the daily balance at the rate of 12% compound interest per annum or, if 12% per annum interest is barred by law, the maximum rate allowed. This interest rate shall be effective from the 15th day the invoice payment is overdue.

9.2 If the Distributor fails to make any payment due to Leatt and Leatt instructs its attorneys to take any steps against the Distributor to recover outstanding amounts and/or interest accrued thereon, the Distributor shall be liable for payment of all Leatt's tracing fees, collection fees, and all other legal costs on the scale of attorney and own client.

10. Late Collection of Shipments:

10.1 Leatt's warehouse does not have long-term storage facilities. Therefore, should Distributors not collect Orders within 5 days, Leatt will charge the Distributor US$ 0,50 per CBM per day until collection.

10.2 ALL PREPAID Distributors, please note the following:

Prepaid Distributors will not be permitted to place any orders if the Distributor has an outstanding balance on their account.

11. Salesmen and showroom product kits:

11.1 Distributors may order sales tools annually. It is a service from Leatt and not compulsory.

11.2 These kits are for visually showing Leatt's new collection.

11.3 The showroom products are not for retail, riding, marketing, or media.

11.4 These kits/products are strictly for showing and need to be destroyed after use as a sales tool, which the Distributor undertakes to do.

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12. Applicable Law

These Terms and Conditions and the relationship between the Parties are subject to the laws of South Africa and shall be exclusively governed and construed in accordance with South African laws.

13. Consent to Jurisdiction and Dispute Resolution:

13.1 In the event of any dispute or disagreement of a claim arising out of or relating to this relationship and/or these Terms and Conditions, including the formation, interpretation, breach, or termination thereof, including whether the claims asserted are attributable ("the dispute"), the parties shall first attempt to resolve the dispute by negotiation. One party shall invite the other in writing to a meeting and attempt to resolve the dispute within 7 (seven) days of the written invitation.

13.2 If the dispute has not been resolved by such negotiation within 7 (seven) days of the written invitation, the dispute shall be referred to mediation, which shall be administered by the Arbitration Foundation of South

Africa ("AFSA") in terms of the AFSA Mediation Rules. Any party to this agreement may refer the dispute to mediation.

13.3 If the parties are unable to resolve the dispute through mediation, the dispute shall be referred to and finally determined by arbitration in accordance with South African laws of arbitration and the AFSA Commercial Rules, as amended from time to time.

13.4 The location of all hearings and proceedings for the arbitration will be Cape Town, South Africa.

13.5 The language to be used in the arbitral proceedings will be English.

13.6 Judgment upon the award rendered by the Arbitrator may be made an order by any court having jurisdiction thereof, at the instance of either Party.

13.7 The Distributor further consents to such arbitral award being made an order of the court in its country of origin and in any court having jurisdiction thereover.

13.8 This section shall bar any legal proceedings, save for any urgent applications, commenced prior to or in lieu of the mandatory arbitration required under this section and shall be final and binding upon the parties.

13.9 If arbitration is required to enforce or to interpret a provision of these Terms and Conditions or otherwise arises with respect to the subject matter herein, the prevailing parties shall be entitled, in addition to other rights and remedies that it may have, to reimbursement for its expenses incurred with respect to that action, including Court costs and reasonable legal fees at trial, on appeal and in connection with any petition for review.

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14. Claims:

14.1 The Distributor shall immediately report to Leatt (and in any event within 72 hours of receiving notice) any notification it receives of any claims or potential claim(s) ("Claims") arising either directly or indirectly as a result of the use of the Leatt Products or packaging or, howsoever caused involving the Leatt Products and shall thereafter keep Leatt fully informed as regards all developments as soon as is reasonably practicable.

14.2 Leatt shall have the right to appoint adjusters and/or representatives on their behalf and/or the Territory and/or place of the incident if different, at their discretion and to have the right to take over and assume control of all negotiations, adjustments, and settlements in connection with such Claims.

14.3 The Distributor agrees to fully cooperate with Leatt and to provide Leatt with all information, documents, and/or data howsoever retained or documented as may be reasonably requested by Leatt in connection with any Claim, or potential Claim, including but not limited to; assisting with negotiations or trial.

14.4 The Distributor indemnifies Leatt in respect of all Claims due to the negligence or willful misconduct of the Distributor howsoever caused and will hold Leatt harmless.

14.5 No admission, settlement, and/or compromise shall be made or liability admitted without the prior written approval of Leatt and or their legal or other representatives as they may appoint in connection with the handling of any such Claims.

14.6 The Distributor shall ensure that it maintains in place at all times an appropriate insurance policy of sufficient cover value dependent to fully cover the Distributor in connection with its liabilities in any relevant jurisdiction where Leatt Products are distributed ("the Policy"). The Distributor agrees to ensure that its insurers note Leatt's interest in the said Policy, and to furnish Leatt with proof of payment of the monthly premiums of the policy, upon demand from Leatt to do so.

14.7 The restrictive covenants imposed on the Distributor herein shall extend and apply to any affiliates of the Distributor and their respective shareholders, directors, officers, employees, and representatives as if they were also parties to this agreement and/or Terms and Conditions.

15. Confidentiality:

15.1 The Distributor agrees:

15.1.1 To keep confidential the Confidential Information.

15.1.2 Not to disclose the Confidential Information to any person, without the prior written consent of Leatt.

15.1.3 Not to use, disclose, or reproduce any of the Confidential Information for any purpose other than for the distribution of Leatt Products.

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15.1.4 To comply with any reasonable direction of Leatt in respect of the Confidential Information.

15.1.5 To immediately notify Leatt of any potential, suspected, or actual unauthorised use, copying, or disclosure of Confidential Information.

15.2 This clause does not apply to Confidential Information which is in or becomes part of the public domain other than through a breach of this Agreement or an obligation owed to Leatt.

16. Non-Solicitation

The Distributor shall not during the currency of its relationship with Leatt, and for a period of 12 months after the termination of such relationship for any reason, whether directly or indirectly, solicit or attempt to solicit, persuade, induce, or encourage any employee, contractor, agent, representative, or consultant of Leatt to become employed by, contracted by, or interested in any competing business (including without limitation, the Distributor's business), or to terminate his/her employment or contractual relationship with Leatt for any reason.

17. Restrictions on Sales Securities:

The Distributor shall advise its representatives who are informed of the matters that are the subject of these Terms and Conditions, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person or entity who has received material, non-public information directly or indirectly from the issuer of such securities, which may include certain portions of the Confidential Information, and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

18. Breach of Terms and Termination of Relationship:

18.1 In the event of either Party being in breach of these Terms and Conditions and failing to remedy such breach within a period of 14 (fourteen) working days after receipt by it of a written notice requiring such breach to be remedied, the Party aggrieved thereby shall be entitled, without prejudice to any other rights which it may have in terms of these Terms and Conditions or at law to:

18.1.1 Claim specific enforcement of the Terms and Conditions as well as such damages which it may have suffered;

18.1.2 Cancel this relationship and claim and recover damages;

18.1.3 Keep this relationship in force and recover such damages as it may suffer as a result of such breach.

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18.2 Notwithstanding the aforementioned, Leatt shall not be liable hereunder for any failure or delay in delivery of products if such failure or delay is on account of causes beyond its reasonable control, including, without limitation, civil commotion, war, fires, floods, accidents, earthquakes, inclement weather, telecommunications line failures, electrical outages, network failures, governmental regulations or controls, casualty, strikes or labor disputes, terrorism, pandemics, epidemics, local disease outbreaks, public health emergencies, communicable diseases, quarantines, acts of God, in addition to any and all events, beyond the reasonable control of Leatt, for so long the event is in effect. Leatt shall take all reasonable steps and use its best endeavors to avoid the event or mitigate its effect. Leatt shall notify the Distributor of such an event as soon as possible.

18.3 Leatt has the right to immediately terminate this relationship by written notice to the Distributor upon the occurrence of any of the following events:

18.3.1 If the Distributor files for liquidation, bankruptcy, debt protection, business rescue, or similar actions in any jurisdiction;

18.3.2 If Leatt becomes insolvent, bankrupt, or enters receivership, dissolution, or liquidation, the other party may terminate this agreement with immediate effect; or

18.3.3 Fraudulent behaviour.

18.4 Alternatively, either party may cancel this Relationship upon giving the other party 3 (three) calendar months' written notice for any reason whatsoever.

18.5 Upon termination, irrelevant of the cause, all outstanding balances shall become immediately due and payable.

18.6 Upon termination, irrelevant of the cause, Leatt shall be entitled to cancel any Orders placed by the Distributor prior to the date of termination if the Orders would be deliverable after the date of termination.

18.7 No indemnity, severance, damages, or compensation shall be deemed earned or payable to the Distributor upon termination because of the Distributor's activities done or performed while this agreement and or applicable Terms and Conditions were in effect, or because of the expenditures, investments, leases, agreements, or commitments given or made in connection with the creation, development, maintenance, growth, expansion, and financing of such a distributorship, or because of the creation or existence of distributorship goodwill.

18.8 The license to use Leatt's Intellectual Property granted in clause 8.3 shall survive the termination of the distributorship as set out in this clause. The Distributor will be permitted to continue to use Leatt's Intellectual Property solely for the purpose of promoting and selling Leatt Products that were purchased by the Distributor prior to the date of termination until all these Leatt Products are sold, following which, the Distributor will be prohibited from using Leatt's Intellectual Property.

18.9 Upon termination of the distributorship, the Distributor undertakes to destroy and/or return (as directed by Leatt) all Confidential Information of Leatt in the Distributor's possession or over which it has control.

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18.10 Early termination pursuant to these above Terms and Conditions shall not relieve the Distributor from its obligations relating specifically to the Product, Trademarks and Confidential Information, which shall continue in force in any event for 10 years beyond the termination date, (unless otherwise agreed by the parties in writing) nor shall it deprive Leatt of its right to pursue any other remedy available to it.

19. Waiver:

Leatt's failure to enforce any of the conditions herein or to exercise any right arising from default shall not affect or impair Leatt's rights in the event that such default continues or in the event that there are subsequent defaults by the Distributor, and neither any such failure nor any prior course of performance between the Parties shall constitute a waiver of other or future defaults by the Parties.

20. Severability:

If any term, clause, or provision of these Terms and Conditions shall be determined to be invalid, the validity of any other term, clause, or provision shall not be affected; and such invalid term, clause, or provision shall be deemed deleted, provided that the remainder of the Terms and Conditions continues to provide each Party, on the whole, with the substantial benefits of its bargain.

21. Notices:

All notices required or permitted to be given herein shall be by email to at least two email addresses. Each such notice shall be effective upon dispatch.

All Notices shall be sent by email to:	erik@leatt.com

lara@leatt.com

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